Exhibit 99.B(a)(1)(xiii)

AMENDMENT NO. 12 TO DECLARATION OF TRUST OF

ING SEPARATE PORTFOLIOS TRUST

Amendment of Mandatory Trustee Retirement Age

Effective: January 10, 2013

THIS AMENDMENT NO. 12 TO THE DECLARATION OF TRUST OF ING SEPARATE PORTFOLIOS TRUST (“ISPT”), a Delaware statutory trust, dated March 2, 2007, as amended (the “Declaration of Trust”), reflects resolutions adopted by the Board of Trustees (the “Trustees”) of ISPT on March 7, 2013, with respect to amending the mandatory retirement age of the Trustees, acting pursuant to the Declaration of Trust, including Article X, Section 1, of ISPT’s Declaration of Trust.  The resolutions serve to change the mandatory retirement age of the Trustees of ISPT from age 70 to age 73, as reflected in Article IV, Section 4 of ISPT’s Declaration of Trust, effective January 10, 2013.

ING SEPARATE PORTFOLIOS TRUST

SECRETARY’S CERTIFICATE

I, Huey P. Falgout, Jr., Secretary of ING Separate Portfolios Trust (“ISPT”), do hereby certify that the following is a true copy of resolutions duly adopted by the Board of Trustees (the “Trustees”) of ISPT at a meeting held on March 7, 2013 with regard to changing the mandatory retirement age of the Trustees of ISPT, effective January 10, 2013:

RESOLVED, that the Boards of Directors/Trustees (the “Board”) of the ING Funds (the “Funds”) has determined to amend the Declarations of Trust (collectively, the “Charter Documents”), for each of ING Funds Trust, ING Separate Portfolios Trust, and ING Variable Insurance Trust (collectively, the “Registrants”) to reflect an increase in the mandatory retirement age of members of the Board to 73 in order to correspond with the retirement policy for members of the Board;

FURTHER RESOLVED, each Charter Document be amended to the extent necessary or practicable, to, increase the mandatory retirement age of members to 73; and

FURTHER RESOLVED, that the appropriate officers of each Registrant be, and each hereby is, authorized to prepare, execute and deliver such documents, with such changes as may be recommended by the officers, with advice from counsel, and to take such other actions as he or she may determine to be necessary or appropriate to carry out the intent or purposes of the foregoing resolution, such determination to be conclusively evidenced by the doing of such acts and the preparation, execution and delivery of such documents.

/s/ Huey P. Falgout, Jr.
Huey P. Falgout, Jr.
Secretary

Dated:	January 10, 2013